FIRST AMENDMENT TO LOAN AGREEMENT

This First Amendment to the Loan Agreement dated September 11, 2006 between Asset Protection Fund Ltd. (the “Lender”) and Canyon Copper Corp. (the “Borrower”) (the "Loan Agreement") is made and entered into effective as of the 27th day of November, 2006 (the "Effective Date"), between the Borrower and the Lender.

WHEREAS:

A.             The Borrower and the Lender entered into the Loan Agreement whereby the Lender agreed to loan $250,000 to the Borrower (the “Loan”).

B.             The Lender has agreed to extend the term of the Loan to April 11, 2007 on the terms and conditions set out herein.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the parties agree to amend the terms of the Loan Agreement as follows:

1.	Definitions. Capitalized terms used in this Agreement shall have the same meaning as specified in the Loan Agreement unless the context clearly indicates the contrary.

2.	Amendment. The Loan Agreement is hereby amended as follows:

	(i)	The term “Maturity Date” is replaced in its entirety with the following:

“Maturity Date” means April 11, 2007;

	(ii)	Section 2.1 of the Loan Agreement is replaced in its entirety with the following:

“2.1 “Loan and Repayment. The Lender hereby agrees to lend to the Borrower the Principal Sum of $250,000 (U.S.). The Loan shall be made in United States currency and shall be repaid by the Borrower on or before April 11, 2007.”

(iii)	Section 7.1 of the Loan Agreement is replaced in its entirety with the following:

“7.1 The Lender may at its option, at any time prior to April 11, 2007, convert all or any portion of the Principal Sum into that number of fully-paid and non-assessable shares of common stock of the Borrower (the “Conversion Shares”) as shall be equal to the Principal Sum at a conversion rate which shall be the lesser of $0.30 U.S. per share or the closing price of the Borrower’s shares on the Over-the-Counter Bulletin Board on the business day preceding the date that the Borrower provides notice of conversion to the Borrower (the “Notice of Conversion”). Upon receipt of the Notice of Conversion, the Borrower shall issue for no additional consideration one half of a share purchase warrant (each a “Warrant”) for each Conversion Share issued by the Borrower to the Lender. Each whole Warrant shall entitle the Lender to purchase one additional share of the Borrower’s common stock for a period of one year from the date of issuance, at a price of $0.40 per share.”

(iv)	The Promissory Note evidencing the Loan Agreement is hereby replaced in its entirety with the Promissory Note attached hereto as Schedule “A” to this Agreement.

3.	No Other Modification. The parties confirm that the terms, covenants and conditions of the Assignment Agreement remain unchanged and in full force and effect, except as modified by this Agreement.

4.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

5.

Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

THE BORROWER:

CANYON COPPER CORP.
by its authorized signatory:

/s/ Anthony Harvey

THE LENDER:

ASSET PROTECTION FUND LTD.
by its authorized signatory:

/s/ David Dawes

Schedule “A”